EXHIBIT 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

We hereby consent to the inclusion in or incorporation by reference into the Registration Statements on Form S-3 (File Nos. 333-255065; 333-255066) of Northern Oil & Gas, Inc. (the “Company”), of our report dated January 31, 2021, relating to estimates of the Company’s oil and gas reserves as of December 31, 2020, as referenced in, and filed as Exhibit 99.2 to, the Company’s Current Report on Form 8-K filed on February 3, 2021. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statements.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Matthew K. Regan, P.E.

Vice President

Austin, Texas

June 10, 2021